UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 12, 2006

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations
Item 1.01 Entry into a Material Definitive Agreement

As a result of his promotion discussed under Item 5.02 below, the compensation arrangements of James H. Miller will change as described in that Item.

Section 5 - Corporate Governance and Management
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 12, 2006, the Board of Directors of PPL Corporation ("PPL") elected James H. Miller, PPL’s current President and a director of PPL, to the additional positions of Chairman and Chief Executive Officer, effective October 1, 2006. PPL had previously announced that William F. Hecht, PPL’s current Chairman and Chief Executive Officer, would retire effective October 1, 2006, and that, effective upon Mr. Hecht’s retirement, Mr. Miller would become PPL’s Chairman, President and Chief Executive Officer.

In connection with his promotion to Chairman and Chief Executive Officer, Mr. Miller’s base salary has been increased from $800,000 to $945,000, and his award targets for purposes of determining his short-term incentive cash award and long-term incentive equity awards will be based on the 2006 targets set by PPL for its chief executive officer, as previously disclosed in PPL’s Current Report on Form 8-K filed on March 23, 2006.

Mr. Miller was already a "named executive officer" (as defined in Item 402(a)(3) of Regulation S-K) of PPL prior to his promotion. The biographical information required under Item 401(b), (d) and (e) of Regulation S-K and the information required under Item 404(a) of Regulation S-K is included in Item 13 and the "Executive Officers of the Registrant" section following Item 4 of PPL’s Annual Report on Form 10-K for the year ended December 31, 2005 on file with the Securities and Exchange Commission (the "SEC"). In addition, information concerning Mr. Miller’s compensation arrangements with PPL (prior to the changes referenced above) is provided in PPL’s 2006 Notice of Annual Meeting and Proxy Statement on file with the SEC. This information included in these previous filings with the SEC is incorporated into this Form 8-K by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Matt Simmons Matt Simmons Vice President and Controller

Dated: September 15, 2006